Exhibit 10.1

September 18, 2007

Mr. Charles R. Katzfey
110 Eldorado Drive
Racine, WI 53402

Dear Chuck:

In accordance with all the provisions set forth below, this letter, when signed by you, will be a binding agreement documenting the terms and conditions with regard to your employment status with Modine Manufacturing Company (“Modine” or the “Company”) and your retirement from employment with the Company.

For your information, an outline of the details set forth below has been reviewed with and approved by the Chair of the Company’s Officer Nomination and Compensation Committee.

1.           Retirement from the Company. You hereby agree to retire from employment with the Company on December 31, 2007.  Your last day of active employment with the Company will be October 12, 2007.  For the period from October 13, 2007 until December 31, 2007, you will use any earned vacation available to you and, after the vacation is exhausted, you will be considered on a paid leave of absence at your current salary level until December 31, 2007.

2.           Compensation. On condition that on or within seven days of October 12, 2007 and December 31, 2007, you sign, date and return to me the Release attached hereto as Attachment A (the “Release”) and you do not revoke the signed Release, you will receive the following from the Company:

Severance.  For the period from December 31, 2007 until October 12, 2008, the Company shall pay you bi-weekly an amount equivalent to your current bi-weekly salary.  All legally required taxes will be deducted from the above sums.  It is expressly agreed that all payments as described above are being allocated for purposes of unemployment compensation to each of the applicable pay periods.

Bonus.  If a bonus is paid pursuant to the Company’s Management Incentive Plan (“MIP”) for the Company’s performance for the fiscal year ended March 31, 2008, you will receive a MIP bonus based upon actual salary paid to you between April 1, 2007 and October 12, 2007.

Health and Dental Insurance.  Participation in the Company’s health and dental insurance plans ceases on December 31, 2007.  Under current federal COBRA legislation, you may elect to continue medical and dental insurance at specified group rates for up to 18 months’ duration.  The Company will pay your COBRA premiums for medical and dental coverage until April 1, 2009.  When you elect to receive your benefits under the Pension Plan (as defined below), you will be eligible to receive retiree medical benefits from the Company and your COBRA benefit will conclude.

Modine Stock Options and Restricted Stock Awards.  You may continue to exercise, at your discretion, stock options granted to you under the 1994 and 2002 Incentive Compensation Plans (the “Incentive Plans”) in accordance with the terms of the Incentive Plans and the stock option agreements to which you are a party.  Any qualified stock options granted to you must be exercised within 90 days of December 31, 2007 in order to be considered incentive stock options; thereafter, stock options will be treated as non-qualified stock options.

With respect to outstanding grants of restricted stock awards made to you under the Incentive Plans, any restricted stock awards scheduled to vest after December 31, 2007 shall vest immediately upon your retirement on December 31, 2007.  Performance stock awards available to you under the Incentive Plans and any successor plans, if any, will vest on a pro-rata basis at the end of the applicable performance periods.

Executive Physical.  You are eligible and covered for one additional medical exam at Mayo Clinic in Rochester, MN or Froedtert/Medical College of Wisconsin, at your election, under the Company’s executive medical program between the date hereof and December 31, 2008 which you shall schedule through the Company’s normal process for such exams.

Financial and Tax Planning.   The Company will continue to pay for reasonable financial planning and tax preparation services until March 31, 2009.

If you die prior to receiving all of the payments referred to in this paragraph 2, any unpaid payments will be made to your estate.

3.           401(k), Deferred Compensation, Pension Plan and Other Benefits. Your rights and benefits under the Modine 401(k) Retirement Savings Plan for Salaried Employees, the Modine Deferred Compensation Plan and the Modine Non-Union Hourly and Salaried Employee Pension Plan (the “Pension Plan”) are governed by the provisions of those plans.  Your salary continuation (short-term disability), life insurance and long-term disability benefits will continue until December 31, 2007 in accordance with the applicable plans.

You acknowledge that those rights and benefits have been explained to you.

4.           Employment Reference. If asked by a prospective employer for a reference, you will be provided with a favorable reference substantially consistent with the information upon which we mutually agree.

5.           No Admission. You agree that neither the execution of this agreement nor the furnishing of the described benefits to you will be deemed or construed as an admission by the Company of any liability or any unlawful conduct of any kind.

6.           Benefits Agreed To. You understand and agree that you would not receive all of the benefits provided in paragraph 2 except for your execution of this agreement and the fulfillment of the promises contained herein.

7.           No Authority; Indemnification. You will have no regular duties as a Modine employee after October 12, 2007 and, therefore, no authority on behalf of or to bind the Company.  You agree to hold the Company and its subsidiaries and affiliates harmless from any acts you make in contravention of this paragraph 7.  You agree to resign your position as Regional Vice President - Americas and any other positions you may hold with any of the Company’s subsidiaries, affiliates or plans as of October 12, 2007.

In the event that, during the year following your retirement you are requested by or on behalf of the Company or ordered to appear as a witness in litigation regarding matters or actions you took within the scope of your authority while an employee of the Company, the Company will indemnify you for all out-of-pocket necessary and reasonable expenses in connection with preparation, appearance, consultations and any other activity directly related to litigation involving the Company, including necessary and reasonable legal expenses, provided that (a) you advise the Company immediately and obtain the approval of the Company prior to the commitment to any such expenses, (b) you cooperate fully with the Company in connection therewith, upon reasonable notice to you and subject to your reasonable availability, and (c) the Company has the right to assume the defense of any such action and discharge its obligation by holding you harmless from any judgment or settlement it may make.  In the event such assistance is requested or required after the one year anniversary of your retirement, the Company agrees to compensate you for your time and expenses at a rate reasonable for such consultation services.

If a court of competent jurisdiction ultimately determines that the above-described litigation resulted from matters or actions taken by you that exceeded the scope of your authority or were criminal in nature while you were an employee of Modine, you agree to reimburse Modine for any legal and/or other expenses paid by Modine on your behalf.

8.           Non-Disclosure Obligation.  Consistent with your obligations as an employee of the Company and in further consideration of the payments and other benefits being provided in accordance with paragraph 2, you agree not to disclose to anyone outside the Company any confidential information pertaining to the Company’s business.  Such confidential information not to be disclosed includes, but is not necessarily limited to, information, statistics, lists, and records concerning customers or vendors, finances, marketing, employees, research and development, and business planning and development as well as trade secrets and technical knowledge concerning the Company’s business and products.  You further represent that any papers, letters, records, files, computer disks, and other documents or materials containing such confidential information or belonging to the Company that you have had in your possession have been or will be returned to the Company on or before October 12, 2007.

You agree not to disclose the contents of this letter except to your attorney, tax preparer, immediate family, or as otherwise may be required by law.

9.           Non-Competition. From the date of your retirement until one year following your retirement,  you agree that you will not, directly or indirectly, individually or otherwise, manage, operate, join, control, participate in the ownership, management, operation, or control of, or be employed by or consultant or advisor to, or in any way in connection with, any person, corporation, firm, partnership, or other entity whatsoever that is engaged in North America in any business or activity related to the manufacture or selling of heat transfer products to on-highway or off-highway vehicle original equipment manufacturers.

You agree that you are fully aware of the restrictions that this paragraph 9 places on your future employment with someone other than the Company.  However, you understand and agree that your previous positions with the Company and your access to confidential information make these restrictions both necessary and reasonable.  You acknowledge and agree that the restrictions constitute reasonable protections of the legitimate business interests of the Company and that they will not unduly restrict your opportunities for future employment.

10.           Nonsolicitation.  From the date hereof until one year following your retirement, you further agree that you will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by or acting as a representative or agent of the Company on or within the six months prior to December 31, 2007.

11.           Nondisparagement.  You also agree that from the date hereof you shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, customers, competitors and advisors to the Company, about the Company and its directors, officers or employees, or the business strategy, plans, policies, practices or operations of the Company.  The Company shall instruct the directors and board elected officers of the Company not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, orally or in writing, to any person or entity about you.  Notwithstanding the foregoing, the Company and you may each confer in confidence with its own respective legal counsel and nothing herein shall prevent either party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or otherwise as required by law.

12.           Legal Consultation and Timing of Execution of Agreement.  You are encouraged to consult an attorney before you sign this agreement and the Release.

You have at least 21 days after being given this agreement and the Release during which you may consider whether or not to sign them.  Further, you have seven days following your signing of this agreement and the Release during which you may revoke them.  Therefore, neither this agreement nor the Release shall be effective or enforceable until such revocation period has expired.

13.           Voluntary Act. You acknowledge that you are signing this agreement and the Release as your free and voluntary act after having had the opportunity to consider all alternatives and to discuss the arrangements agreed upon as set forth above with your own attorney and any other advisors of your choice.

14.           Governing Law. This agreement is made in the State of Wisconsin and shall be interpreted under the laws of the State of Wisconsin.  The provisions of this agreement are severable and independent, and if any provision of this agreement is found to be illegal or unenforceable for any reason, such provision will immediately become null and void, leaving the remainder of this agreement in full force and effect.

15.           Entire Agreement.  This agreement and the Release represent the entire understanding and agreement between the parties with respect to the subject matter thereof and supersede all prior communications, agreements, and understandings relating to the subject matter hereof and this agreement expressly supersedes the Change in Control Agreement between you and the Company dated May 28, 1999.

16.           Binding Agreement. This agreement will be binding upon and inure to the benefit of the parties, their respective heirs, representatives, successors, and assigns and the affiliates and subsidiaries of the Company.

Assuming this agreement fully and accurately sets forth the arrangements that have been discussed and agreed upon, please sign both copies and return one copy to me.

Sincerely,

/s/ Gregory T. Troy

Gregory T. Troy
Vice President  & Chief Human Resources Officer

* * * * *
By signing this agreement, I state that:

I have read it;

I understand it and know I am giving up important rights;

I agree with everything in it;

I am aware of my right to consult an attorney and that I may take up to 21 days to sign this agreement;

I am aware that I may revoke this agreement within seven days after signing it; and

I have signed it knowingly and voluntarily.

/s/ C. R. Katzfey                                                                           October 5, 2007
Charles R. Katzfey                                                                          Date Signed

Attachment A

RELEASE

1.           General Release of Claims.

I hereby release Modine from, and covenant not to sue Modine with respect to, any and all claims I have or may have against Modine.

2.           Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered.   However, this release does not apply to any claims that may arise after the date I execute this release.  This release does not apply to any claims that may not be released under applicable law.  Nothing in this release prevents me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.

3.           Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with Modine or the conclusion of that employment and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.

4.           Release Covers Claims Against Related Parties.

For purposes of this release the term “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors and assigns.  Therefore, the claims released include claims I have against any such persons or entities.

5.           The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.  Nothing in this release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (an “Excepted Charge”).  Modine’s acknowledgment of this exception does not limit the scope of the waiver and release in Paragraphs 2 – 6 of this release and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge.

6.           Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.           Additional Consideration.

I have executed this release in consideration of the benefits described in Modine’s letter to me dated September 18th, 2007 (the “Letter”).  I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine.  The benefits described in the Letter are sufficient to support this release.

8.           Representations.

In connection with my decision to provide this release I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in the Letter and this release itself.

9.           Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms.  I have been offered 21 days to consider its terms.  I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

10.           Voluntary Agreement.

I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

11.           Partial Invalidity of Release.

If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

12.           Headings.

The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing this release.

13.           Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this release.

14.	Suit in Violation of this Release - Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this release or if I bring an action asking that this release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for this release.  If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action.  I acknowledge and understand that all remaining benefits to be provided to me as consideration for this release will permanently cease as of the date such action is instituted.  However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).

15.           Preservation of Rights under Benefit Plans and Indemnities.

This release shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, or my rights to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any indemnity agreement between Modine and me.

16.           Seven Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this release to Modine Manufacturing Company, Attn: Gregory T. Troy,1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this release by giving written notice to that person.  This release and my entitlement to severance pay described in the Letter will be binding and effective upon the expiration of this seven day period if I do not revoke, but not before.

EXECUTED THIS ___ DAY OF __________, 200__.

____________________________________
[Name]